Exhibit 10.6.4

EXTENSION

OF

EMPLOYMENT AGREEMENT

                EXTENSION AGREEMENT, this 16th day of December 2002, by and between FIRSTBANK (Bank), a federally chartered stock savings bank and its parent holding company ACCESS ANYTIME BANCORP., INC. (Company) and Kenneth J. Huey, Jr. (Officer).

                The Officer is President, Chief Executive Officer, and a Director of the Bank and has been duly elected to these positions.  Also, the Officer is Chief Administration Officer, Chief Financial Officer, and a Director of the Company and has been duly elected to these positions.

                Effective January 1, 2003, the Bank/Company and the Officer desires to amend an EMPLOYMENT AGREEMENT dated the 29th day of July, 1999, page 1 (one) Section 3 (three), Position and Responsibilities to read ..... shall serve as Executive Vice President and Director of the Bank and Chief Financial Officer and Chief Administration Officer of the Company”.  Officer was previously elected by Company shareholders to serve as a Director until the annual shareholders’ meeting in 2004.

                Effective January 1, 2003, the Bank/Company and the Officer desires to amend an EMPLOYMENT AGREEMENT dated the 29th day of July, 1999, page 2 (one) Section 3 (three), Position and Responsibilities, item (a) Major Duties and Responsibilities by replacing items (a) (i)(ii) and (iii) with the following:

(a)	Project the best image possible for the Bank/Company. Develop a leadership role in establishing the Bank’s image and maintaining standards in marketing policy.

	(i)	Research/direct projects such as surveys and other types of activities;

	(ii)	Expand advertising markets; look for new techniques for providing better customer service and marketing the Bank’s products in a superior manner;

(iii)

Analyze the quality of service given to customers by using anonymous shoppers in various areas and questioning the shoppers as to quality of service and attitude of employees who have contact with the public;

	(iv)	Constantly work with public contact people in sales and cross-selling. Call on important prospects and large accounts;

	(v)	Assist and develop advertising and promotion materials for new services and promotions;

(vi)	Set up and monitor an automated call program so the Bank is selling and cross-selling to the customers and prospects it wants to reach or keep;

(vii)	Assist the Chairman of the Company and other senior officers on public and press relations matters;

(viii)	Monitor, review and provide monthly revised policies and procedures to the Board of Directors, and

(ix)	Assist, review and monitor quarterly 10Qs and annual 10Ks.

This EXTENSION AGREEMENT herewith incorporates all other terms and conditions of an EMPLOYMENT AGREEMENT dated the 29th day of July, 1999, and an EXTENSION OF EMPLOYMENT AGREEMENT dated the 23rd day of August, 2001, by and between the Bank/Company and the Officer.

FIRSTBANK		ACCESS ANYTIME BANCORP, INC.

BY:	/s/ Robert “Chad” Lydick	BY:	/s/ Robert “Chad” Lydick
	Robert “Chad” Lydick, Chairman		Robert “Chad” Lydick, Member
	Board of Directors		Board of Directors

OFFICER

BY:	/s/ Kenneth J. Huey, Jr.
Kenneth J. Huey, Jr.